Exhibit 99.2

PAINCARE HOLDINGS ENTERS INTO AGREEMENT TO ACQUIRE CENTER FOR PAIN MANAGEMENT ASC, LLC

Pain Management Specialty Surgery Center Administering Nearly

13,000 Procedures Each Year at Four Centers

Orlando, FL – (PR NEWSWIRE) – September 26, 2005  – PainCare Holdings, Inc. (AMEX:PRZ), a leader in the delivery of pain management solutions, including interventional pain management, minimally-invasive spine surgery, orthopedic rehabilitation, ambulatory surgery centers and diagnostics, today announced that it has entered into an agreement to acquire all of the assets of Center for Pain Management ASC, LLC (CPMASC), which owns and operates four ambulatory surgery centers in Maryland administering an average of 12,900 patient visits each year.  The acquisition is subject to the receipt of required regulatory approvals.

CPMASC, the largest Pain Management specialty surgery center group in Maryland, operates centers located in Baltimore, Glen Burnie, Hagerstown and Rockville and serves patients living in five surrounding states.  Pain Management physicians utilize the surgery centers primarily for minimally invasive surgical procedures, including epidurals, ablation techniques, provocative discography, intra-discal treatments and spinal implants, among other advanced surgical modalities. Each of the centers is licensed in Maryland and is Medicare certified.

In December 2004, PainCare announced that it had acquired the non-medical assets of the largest Pain Management group in Maryland, The Center for Pain Management, LLC (CPM).  Dr. Marc Loev, a prior managing member of CPM and presently one of the managing members of CPMASC noted, “Since our relationship with PainCare began late last year, CPMASC’s managing members have come to greatly appreciate the high level of integrity and professionalism that PainCare has exhibited.  In addition, PainCare’s business experience has complemented our medical expertise resulting in continued revenue growth and market penetration. Consequently, we are very pleased to expand our relationship with PainCare through its acquisition of our surgery center business.”

In consideration for all of the assets of CPMASC, PainCare is expected to pay the sellers a total of $15 million in a combination of cash and restricted common shares.  Based on its historical financial performance, CPMASC is expected to contribute more than $4.5 million in revenues and approximately $3 million in operating income to PainCare for the year ended December 31, 2006.

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare is rapidly emerging as one of North America's leading providers of cost-effective, high-tech pain relief. The Company has established and is growing a highly specialized, professional health services organization that is comprised of many internationally renowned neuro- and orthopedic surgeons, physiatrists and pain management specialists. Specifically, PainCare's group of medical professionals offers pain sufferers a wide range of modalities including interventional pain management, minimally invasive spine surgery and orthopedic rehabilitation.

Through acquired or managed practices, and in partnership with independent physician practices, group practices and medical institutions throughout the country, PainCare also offers numerous ancillary services including MedX-Direct, a proprietary, on-site, turnkey orthopedic rehabilitation program; EDX-Direct, a comprehensive electro-diagnostic medicine program; diagnostic imaging services; Intra Articular Joint Program, a proprietary, non-operative treatment protocol for addressing knee pain and stiffness caused by osteoarthritis; and medical real estate services. In addition, the Company owns and operates nine ambulatory surgery centers located in the southeast region of the United States.

For more information on PainCare Holdings, please visit http://www.paincareholdings.com

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our, or our subsidiaries, future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks: the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins; the inability to attract new patients by our owned practices, the managed practices and the limited management practices; increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with physician practices, whether due to competition or other factors; the inability to comply with regulatory requirements governing our owned practices, the managed practices and the limited management practices; that projected operating efficiencies will not be achieved due to implementation difficulties or contractual spending commitments that cannot be reduced; and to the general risks associated with our businesses.

In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission.  The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

Media Relations

Mike Krutzler, Higher Advertising, Inc.

at 407.447.1340 or via email at Mike@higheradvertising.com

Investor Relations

Stephanie Noiseux, Elite Financial Communications Group, LLC

at 407.585.1080 or via email at prz@efcg.net